Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS $0.73 DILUTED EARNINGS PER SHARE IN FOURTH QUARTER 2012; DECLARES $0.15 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 6, 2013) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and twelve months ended December 31, 2012.

“2012 was a remarkable year for our Company,” commented David Smith, President and CEO of Sinclair.  “We successfully closed on 30 TV stations, recorded record levels of political advertising, benefited from a rebound in the automotive advertising category, and achieved historic levels in key financial metrics.  As we look forward to 2013, we are very excited about our prospects, including starting the year with the Super Bowl on our 11 CBS stations.  While we have led the current consolidation trend in the broadcast industry, we believe there are still many opportunities for us to continue to acquire quality television assets, unlock hidden value, and strengthen our competitive position.”

Financial Results:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WLAJ-TV, our ABC affiliate in Lansing, Michigan which is expected to close in February 2013, and for the sale of WLWC-TV, our CW affiliate in the Providence, RI/New Bedford, MA market which is expected to close in the second quarter of 2013.  Therefore, the related results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior current year amounts have been reclassified to conform to current year GAAP presentation.

Net broadcast revenues from continuing operations were $287.1 million for the three months ended December 31, 2012, an increase of 58.8% versus the prior year period result of $180.8 million.  The Company had operating income of $119.1 million in the three-month period, as compared to operating income of $63.5 million in the prior year period.  Net income attributable to the Company was $59.0 million in the three-month period, versus net income of $22.7 million in the prior year period.

The Company reported diluted earnings per common share of $0.73 for the three-month period ended December 31, 2012 versus diluted earnings per common share of $0.28 in the prior year period.

Net broadcast revenues from continuing operations were $920.6 million for the twelve months ended December 31, 2012, an increase of 42.1% versus the prior year period result of $648.0 million.  The Company had operating income of $329.3 million in the twelve-month period, as compared to operating income of $225.6 million in the prior year period.  Net income attributable to the Company was $144.7 million in the twelve-month period, versus net income of $75.8 million in the prior year period.

The Company reported diluted earnings per common share of $1.78 in the twelve-month period ended December 31, 2012 versus diluted earnings per common share of $0.94 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $54.1 million and $96.9 million in the fourth quarter and full year 2012, respectively, versus $4.1 million and $8.3 million in fourth quarter and full year 2011, respectively.

•                  Local net broadcast revenues, which include local time sales, retransmission revenues, and other broadcast revenues, were up 33.7% in the fourth quarter 2012, while national net broadcast revenues, which include national time sales and other national broadcast revenues, were up 58.8% versus the fourth quarter 2011.  Excluding political revenues, local net broadcast revenues were up 29.3% and national net broadcast revenues were up 41.5% in the fourth quarter 2012 versus the fourth quarter of 2011.  On a same station basis, excluding political revenues, local net broadcast revenues were down 2.0% due primarily to increased demand from political advertising, while national net broadcast revenues were up 1.5%, versus the fourth quarter of 2011.

•                  Advertising categories, on a same station basis, that reported the largest spending increases in the fourth quarter 2012, as compared to the same period last year, were automotive, which was up 6.4%, and direct response.  Categories that declined were services, schools, pharmaceuticals, and restaurants.

•                  In December, the Company closed on the purchase from Nexstar Broadcasting Group, Inc. of the non-license assets of KBTV-TV (FOX) in the Beaumont/Port Arthur, TX market for $12.5 million.

•                  In December, the Company closed on the purchase of six television stations owned by Newport Television and acquired Newport’s rights under local marketing agreements to operate two additional television stations.  The Company also closed on agreements with Deerfield Media, Inc., selling Deerfield the license assets of Sinclair’s station in San Antonio (KMYS CW) and Sinclair’s station in Cincinnati (WSTR MY).  Additionally, Deerfield purchased the license assets of WPMI and WJTC in the Mobile/Pensacola market from Newport and the license assets of KBTV in Beaumont from Nexstar.  Sinclair is providing sales and other non-programming services to each of these five stations pursuant to shared services and joint sales agreements.

•                  In December, Sinclair purchased the non-license assets of Newport’s station, WHAM-TV (ABC) in Rochester, New York for $54.0 million plus the option to acquire the license assets.  Sinclair is providing sales and other non-programming services pursuant to a shared service and joint sales agreement.

•                  On December 31, the Company closed on the purchase of the non-license assets of GoCom Media, Inc’s three television stations, WRSP (FOX), WCCU (FOX), WBUI (CW), in the Champaign/Springfield/Decatur, Illinois market for approximately $25.6 million.  Sinclair is providing sales and other non-programming services to the stations pursuant to shared services and joint sales agreements.

•                  In December, the Company entered into a multi-year retransmission consent agreement with Mediacom Communications.

•                  Effective January 1, 2013, the Company entered into a six-year affiliation agreement with the CBS Network on its Portland, ME and Cedar Rapids, IA affiliates, expiring December 31, 2018.

•                  In January 2013, the Company entered into an agreement to sell the assets of WLWC-TV (CW) in the Providence, RI/New Bedford, MA market to OTA Broadcasting LLC for $13.75 million.  The transaction is expected to close in the second quarter 2013, subject to FCC approval and closing conditions.

•                  In January, FOX Television Stations notified the Company that it would not exercise its option to purchase Sinclair’s stations in any of the following television markets: Raleigh, NC (WRDC/MNT and WLFL/CW); Las Vegas, NV (KVMY/MNT and KVCW/CW); Cincinnati, OH (WSTR/MNT); and Norfolk, VA (WTVZ/MNT).  The option was due to expire March 30, 2013.  Pursuant to its affiliation agreement entered into in May 2012, Sinclair is required to pay the last installment payment to FOX in the amount of $25 million, which is due April 26, 2013.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $22.9 million in cash and cash equivalents, was $2,250.5 million at December 31, 2012 versus net debt of $1,682.2 million at September 30, 2012.

•                  As of December 31, 2012, 52.3 million Class A common shares and 28.9 million Class B common shares were outstanding, for a total of 81.2 million common shares outstanding.

•                  On December 14, 2012, the Company paid a $1.00 per share special dividend and a $0.15 per share quarterly cash dividend to its shareholders.

•                  Capital expenditures in the fourth quarter 2012 were $13.9 million.

•                 Program contract payments for continuing operations were $17.5 million in the fourth quarter 2012.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

The management fees associated with the Freedom Communications (“Freedom”) local marketing agreement, which was terminated April 1, 2012 upon acquisition, are reflected in other net broadcast revenues.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming and performance of, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this news release of its expectations for certain components of its first quarter 2013 and full year 2013 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in this “Outlook” section are forward-looking and, therefore, readers should not place any undue reliance on this information and should refer to the “Forward-Looking Statements” section above.

The term “Acquisition(s)” in this Outlook section refers to the recently acquired Newport stations, KBTV and the GoCom stations for the first quarter and full year 2013, and the Freedom stations for the first quarter 2013 only.

“After ending 2012 with record levels of political advertising, we are excited about the Company’s operating direction and our drivers for 2013,” commented David Amy, EVP and CFO.  “Early estimates for sales in the automotive industry, which is our largest advertising category, reflect 9.0% growth that we expect will translate into increased ad revenues for us.  As a result of the many stations we acquired in 2012, we believe our more balanced portfolio of “big four” network-affiliated stations will allow us to increase our revenue share, especially given our content offering of highly rated shows such as the local news and sports.  This was evident in the $2.5 million in Super Bowl revenues we booked this February.”

•                  The Company expects first quarter 2013 station net broadcast revenues from continuing operations, before barter, to be approximately $251.9 million to $254.9 million, up 32.0% to 33.5% as compared to first quarter 2012 results of $190.9 million.  This assumes approximately $0.4 million and $2.5 million in political and Super Bowl revenues, respectively, in the first quarter 2013, as compared to $3.6 million and $0.1 million in the first quarter 2012.  The 2013 first quarter net broadcast revenue estimates assume $62.6 million related to the Acquisitions.  Excluding the Acquisitions, same station net broadcast revenues in the first quarter 2013 are estimated to be up 3.4% to 5.0% versus the first quarter 2012, and up 5.2% to 6.9% excluding political.

•                  The Company expects barter revenue to be approximately $22.0 million in the first quarter 2013.

•                  The Company expects barter expense to be approximately $22.0 million in the first quarter 2013.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, to be approximately $134.9 million in the first quarter and $547.6 million for 2013, as compared to the 2012 actuals of $95.5 million and $426.8 million for the first quarter and year, respectively.  The

2013 estimates assume $34.7 million and $96.5 million related to the Acquisitions for the quarter and year, respectively.   The 2013 expense forecast includes $1.6 million of stock-based compensation expense for the year, as compared to $1.7 million for 2012.  Excluding the Acquisitions, same station television expenses are expected to be up approximately 14.3% and 9.4% in the first quarter and full year 2013, respectively.  This assumes the stations are at full staffing levels and the maximum bonus potential is earned.

•                  The Company expects program contract amortization expense to be approximately $20.4 million in the first quarter and $80.0 million for 2013, as compared to the 2012 actuals of $14.1 million and $61.0 million for the quarter and year, respectively.  The 2013 estimates assume $2.6 million and $9.1 million for the quarter and year respectively, related to the Acquisitions.

•                  The Company expects program contract payments to be approximately $21.6 million in the first quarter and $85.0 million for 2013, as compared to the 2012 actuals of $16.4 million and $69.0 million for the quarter and year, respectively.  The 2013 estimates assume $2.1 million and $8.3 million for the quarter and year respectively, related to the Acquisitions.

•                  The Company expects corporate overhead to be approximately $10.3 million in the first quarter 2013, which includes $2.9 million of stock-based compensation, and $35.2 million for the full year, as compared to the 2012 actuals of $9.4 million and $33.4 million for the quarter and year, respectively.  This includes $4.4 million of stock-based compensation expense for 2013 as compared to $4.2 million for 2012.

•                  The Company expects other operating division revenues less other operating division expenses to be $1.9 million of income in the first quarter and $12.8 million of income for 2013 (assuming current equity interests), as compared to the 2012 actuals of $1.7 million of  income in the quarter and $8.0 million of income for the year.

•                  The Company expects depreciation on property and equipment to be approximately $16.0 million in the first quarter and $62.4 million for 2013 (assuming the capital expenditure assumptions below), as compared to the 2012 actuals of $9.3 million and $47.1 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $14.3 million in the first quarter and $55.9 million for 2013, as compared to the 2012 actuals of $5.8 million and $38.1 million for the quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $37.8 million in the first quarter and $151.7 million (approximately $139.3 million on a cash basis) for 2013, assuming no changes in the current interest rate yield curve or changes in debt levels based on the assumptions discussed in this “Outlook” section.  This compares to the 2012 actuals of $27.4 million and $128.40 million ($117.5 million on a cash basis) for the first quarter and year, respectively.

•                  The Company expects a current tax provision from continuing operations of approximately $7.9 million and $38.6 million in the first quarter and for the full year 2013, respectively, based on the assumptions discussed in this “Outlook” section.  The Company expects the effective tax rate to be approximately 36.3% and 36.2% for the first quarter and 2013, respectively.  The Company expects to pay cash taxes of $43.5 million for 2013.

•                 The Company expects to spend approximately $9.9 million in capital expenditures in the first quarter and approximately $39.0 million for 2013.  The 2013 estimate assumes $3.8 million related to the Acquisitions.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2012 results on Wednesday, February 6, 2013, at 9:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., the largest and one of the most diversified television broadcasting companies, owns and operates, programs or provides sales services to 87 television stations in 47 markets.  Sinclair’s television portfolio consists of 24 FOX, 19 MNT, 16 CW, 12 ABC, 11 CBS, 3 NBC, 1 Independent, and 1 Azteca station.  Sinclair’s television group reaches approximately 27.1% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.  The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Sinclair Broadcast Group, Inc. and Subsidiaries

Preliminary Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
REVENUES:
Station broadcast revenues, net of agency commissions	$287,100	$180,795	$920,593	$648,002
Revenues realized from station barter arrangements	26,845	19,541	86,905	72,773
Other operating divisions revenues	15,572	12,440	54,181	44,513
Total revenues	329,517	212,776	1,061,679	765,288
OPERATING EXPENSES:
Station production expenses	71,458	51,857	255,556	178,612
Station selling, general and administrative expenses	50,817	31,843	171,279	123,938
Expenses recognized from station barter arrangements	24,715	17,669	79,834	65,742
Amortization of program contract costs and net realizable value adjustments	17,425	13,962	60,990	52,079
Other operating divisions expenses	13,014	13,384	46,179	39,486
Depreciation of property and equipment	13,042	9,351	47,073	32,874
Corporate general and administrative expenses	8,225	6,784	33,391	28,310
Amortization of definite-lived intangible and other assets	11,724	4,426	38,099	18,229
Impairment of goodwill, intangible and other assets	—	—	—	398
Total operating expenses	210,420	149,276	732,401	539,668
Operating income	119,097	63,500	329,278	225,620
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(36,552)	(27,564)	(128,553)	(106,128)
Loss from extinguishment of debt	—	(328)	(335)	(4,847)
Income from equity and cost method investments	1,327	363	9,670	3,269
Gain on insurance settlement	10	19	47	1,742
Other income, net	537	447	2,233	1,717
Total other expense	(34,678)	(27,063)	(116,938)	(104,247)
Income from continuing operations before income taxes	84,419	36,437	212,340	121,373
INCOME TAX PROVISION	(25,667)	(13,084)	(67,852)	(44,785)
Income from continuing operations	58,752	23,353	144,488	76,588
DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations, includes income tax provision of $444, $111, $663 and $477, respectively	643	(111)	465	(411)
NET INCOME	59,395	23,242	144,953	76,177
Net income attributable to the noncontrolling interests	(393)	(540)	(287)	(379)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$59,002	$22,702	$144,666	$75,798
Dividends declared per share	$1.15	$0.12	$1.54	$0.48

BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:

Basic earnings per share from continuing operations	$0.72	$0.28	$1.78	$0.95
Basic earnings per share	$0.73	$0.28	$1.79	$0.94
Diluted earnings per share from continuing operations	$0.72	$0.28	$1.78	$0.95
Diluted earnings per share	$0.73	$0.28	$1.78	$0.94
Weighted average common shares outstanding	81,109	80,779	81,020	80,217
Weighted average common and common equivalent shares outstanding	81,440	81,119	81,310	80,532

AMOUNTS ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP COMMON SHAREHOLDERS:
Income from continuing operations, net of tax	$58,359	$22,813	$144,201	$76,209
Income (loss) from discontinued operations, net of tax	643	(111)	465	(411)
Net income	$59,002	$22,702	$144,666	$75,798

Preliminary Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	December 31, 2012	September 30, 2012
Cash & cash equivalents	$22,865	$44,625
Total current assets	304,448	289,158
Total long term assets	2,425,249	1,956,378
Total assets	$2,729,697	2,245,536

Current portion of debt	49,326	47,871
Total current liabilities	307,600	303,238
Long term portion of debt	2,224,053	1,678,918
Total long term liabilities	2,522,150	1,994,682
Total liabilities	2,829,750	2,297,920

Total stockholders’ deficit	(100,053)	(52,384)
Total liabilities & stockholders’ deficit	$2,729,697	$2,245,536

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended December 31,	Twelve Months Ended December 31,
	2012	2012
Net cash flow from operating activities	$74,171	$237,475
Net cash flow used in investing activities	(540,021)	(1,149,284)
Net cash flow from financing activities	444,090	921,707

Net increase (decreases) in cash & cash equivalents	(21,760)	9,898
Cash & cash equivalents, beginning of period	44,625	12,967
Cash & cash equivalents, end of period	$22,865	$22,865